UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 21, 2013

DEEP DOWN, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-30351	75-2263732
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8827 W. Sam Houston Pkwy N. Suite 100, Houston, TX 77040

(Address of principal executive offices) (Zip Code)

(281) 517-5000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations

ITEM 1.01. – Entry into a Material Definitive Agreement.

On June 18, 2013, Deep Down entered a Building and Land Lease Agreement (the “Lease”) with W&P Development Corporation, a Texas corporation, for the lease of a 215,000 square feet warehouse, including yard space and parking comprised of approximately seventeen (17) acres (the “Premises”). The Premises are part of an 862 acre industrial park located in Harris County, Texas and commonly known as 18511-80 Beaumont Highway. The term of the Lease is for ten (10) years, with a commencement date of June 1, 2013 and termination date of May 31, 2023. The Lease includes two (2) five (5) year renewal options. Base Rent is $60,000 per month from June 1, 2013 to December 31, 2013, and then $90,000 per month for the remainder of the term. The Base Rent will be adjusted annually, multiplied by the same percentage increase in the Consumer Price Index, all cities average. Rent also includes a proportion of property taxes, insurance and common area costs. Deep Down will primarily use the facility for fabrication of long-lead custom engineered products, such as its steel flying leads and its non helical umbilicals, which its customers are requesting for their deepwater and ultra-deepwater needs. Deep Down is expanding its operations and has entered into the Lease because it has recently seen an increase in the physical size and complexity of its customers’ requirements, and Deep Down believes it has outgrown its existing capacity at its current locations.

SECTION 9 – Financial Statements and Exhibits

ITEM 9.01.

Financial Statements and Exhibits.

(d) Exhibits

10.1	Building and Land Lease Agreement between W&P Development Corporation, as Landlord, and Deep Down, Inc., as Tenant, dated effective June 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 21, 2013

DEEP DOWN, INC.

By:	/s/ Eugene L. Butler
Eugene L. Butler Executive Chairman and Chief Financial Officer